As filed with the Securities and Exchange Commission on April 10, 1995
                                            Registration No. 33-_____________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                              ________________

                                  Form S-3
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933
                              ________________


                               TEKTRONIX, INC.
             (Exact name of registrant as specified in charter)
                              ________________


            OREGON                                      93-0343990
(State or other jurisdiction                           (IRS Employer
of incorporation or organization)                   Identification No.)

26600 SW Parkway
Wilsonville, Oregon                                     97070-1000
(Address of Principal                                   (Zip Code)
Executive Offices)
                              ________________


                               John P. Karalis
             Vice President, Corporate Development and Secretary
                               Tektronix, Inc.
                              26600 SW Parkway
                         Wilsonville, OR  97070-1000
                   (Name and address of agent for service)

Telephone number, including area code, of agent for service:  (503) 627-7111

                                  Copy to:

                             Margaret Hill Noto
                       Stoel Rives Boley Jones & Grey
                             900 SW Fifth Avenue
                         Portland, Oregon 97204-1268

      Approximate date of commencement of proposed sale to the public:
      As soon as practicable after this registration becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

                    CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________
                                            Proposed    Proposed     Amount
                                            Maximum     Maximum        of
                            Amount          Offering    Aggregate    Regis-
Title of Securities         to Be           Price Per   Offering     tration
to Be Registered           Registered       Share(1)    Price(1)     Fee
- ---------------------------------------------------------------------------
Common Shares, no
 par value               283,146 Shares     $40.75  $11,538,199.50  $3,978.68

_____________________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on $40.75, which was the average of the high and low prices of the Common Shares on the New York Stock Exchange on April 3, 1995 as reported in The Wall Street Journal.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                          CROSS-REFERENCE SHEET

           SHOWING LOCATION IN THE PROSPECTUS OF ITEMS OF FORM S-3

                                                Caption or
Registration Statement Item and Heading    Location in Prospectus
- ---------------------------------------    ----------------------


1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus............   First Page of Prospectus

2.  Inside Front and Outside Back
    Cover Pages of Prospectus...........   Available Information

3.  Summary Information, Risk
    Factors and Ratio of
    Earnings to Fixed Charges...........   The Company; Risk Factors

4.  Use of Proceeds.....................   Not Applicable

5.  Determination of Offering Price.....   Not Applicable

6.  Dilution............................   Not Applicable

7.  Selling Security Holders............   Selling Shareholders

8.  Plan of Distribution................   Plan of Distribution

9.  Description of Securities to be
    Registered..........................   Not Applicable

10. Interests of Named Experts and
    Counsel.............................   Not Applicable

11. Material Changes....................   Not Applicable

12. Incorporation of Certain Documents
    by Reference........................   Incorporation of
                                           Certain Documents by
                                           Reference

13. Disclosure of Commission Position
    on Indemnification for
    Securities Act Liabilities..........   Not Applicable

PROSPECTUS

                        TEKTRONIX, INC.

                     283,146 Common Shares
                        (no par value)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Common Shares of Tektronix, Inc. (the "Company" or "Tektronix") offered hereby (the "Shares") may be sold by certain shareholders of the Company (the "Selling
Shareholders"). The Company will not receive any of the proceeds from the offering.

          The Common Shares of the Company are traded on the New York Stock Exchange and Pacific Stock Exchange. On ________, 1995, the closing price for the Common Shares as reported in The Wall Street Journal was $_____ per share.

          The Shares may be offered or sold from time to time by the Selling Shareholders at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. See "Plan of Distribution."
                       ________________


          No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.
                       ________________


          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.
                       ________________


          The date of this Prospectus is April __, 1995.

                         THE COMPANY

          Tektronix, an Oregon corporation, was organized in 1946 and manufactures and sells electronic equipment. The Company's principal executive offices are located at 26600 SW Parkway Avenue, Wilsonville, Oregon 97070. Its telephone number is (503) 627-7111. References herein to "Tektronix" or the "Company" are to Tektronix, Inc. and its wholly-owned subsidiaries unless the context indicates otherwise.


                     AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning the Company may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: 75 Park Place, 14th Floor, New York, New York 10007; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to John P. Karalis, Secretary, Tektronix, Inc., Corporate Headquarters, 26600 SW Parkway, Wilsonville, Oregon 97070-1000, telephone (503) 627-7111, copies of any and all of the information that has been incorporated by reference into this Prospectus, other than exhibits to such information unless such exhibits are specifically incorporated by reference therein. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by reference into this Prospectus.

                     SELLING SHAREHOLDERS

          The following table sets forth certain information provided to the Company by the Selling Shareholders.

                                Common Shares
                                 beneficially         Common Shares
Name of Selling                   owned as of         offered by this
  Shareholder                   April 1, 1995           Prospectus
- ---------------                ---------------        ---------------
Aspen Venture Partners, L.P.       81,339                 81,339

Stephen Connell                       567                    567

Yohan Cho                          24,322                 24,322

Fleet National Bank Trust           8,107                  8,107
  u/a/ of Milyoung Cho
  dated 4/19/83

Fleet National Bank Trustee         8,107                  8,107
  for Danyul Cho
  dated 4/7/85

Paul Chang                         32,429                 32,429

John Q. Neenan and Valerie            162                    162
  H. Neenan

John Q. Neenan                        324                    324

Donald M. Sibley                      251                    251

Nancy A. Nowak                        324                    324

Peter Albany                          466                    466

Morgan, Holland Fund II, L.P.     124,803                124,803

Massachusetts Capital               1,945                  1,945
  Resource Company

                     PLAN OF DISTRIBUTION

          The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be on stock exchanges (including the New York and Pacific Stock Exchanges) or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "1933 Act") in connection with such sales.

          Upon the Company being notified by a Selling
Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing
(i) the name of such Selling Shareholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares will be sold,
(iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the SEC are incorporated herein by reference:

          1. The Company's latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities
               Exchange Act of 1934, as amended (the "1934
               Act");

          2. All other reports filed pursuant to Section 13 or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report on Form
               10-K referred to in (a) above; and

          3. The description of the Common Shares contained in the Company's registration statement under section 12 of the 1934 Act including any amendment or report updating such description.

          All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                            EXPERTS

          The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended May 28, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which express an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for other postretirement benefits and income taxes), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            PART II

          INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

          All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses:

          Registration fee........................  $3,978.68

          Legal fees..............................   2,000.00*

          Accounting Fees.........................   2,000.00*

          Miscellaneous...........................     100.00*
                                                    ---------

               Total..............................  $4,078.68
                                                    =========
          ____________________
          *Estimated

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

          The Oregon Business Corporation Act (the "Oregon Act") permits a corporation to include a provision in its articles of incorporation that eliminates personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors, except that no such provision may eliminate or limit a director's liability for (a) breach of the director's duty of loyalty in the Company or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) an unlawful payment of a dividend or repurchase of stock or
(d) any transaction from which the director derived an improper personal benefit. The Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), limit the personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors to the fullest extent permitted by the Oregon Act.

          The Oregon Act and the Company's Restated Articles and Bylaws, as amended (the "Bylaws"), contain provisions regarding indemnification of directors and officers. In addition, certain directors and officers have entered into indemnity agreements (the "Indemnity Agreements") with the Company. The general effect of the Oregon Act, the Restated Articles, the Bylaws and the Indemnity Agreements can be summarized as follows:

     (a) The Oregon Act provides that a director or officer who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of a corporation (1) shall be indemnified by the corporation for reasonable expenses of such litigation when the director or officer is wholly successful on the merits or otherwise, (2) may be indemnified by the corporation for expenses, judgments, fines, penalties and amounts paid in settlement of such litigation (other than a derivative suit), even if the director or officer is not successful on the merits or otherwise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful) and (3) may be indemnified by the corporation for expenses of a derivative suit (a proceeding by or in the right of the corporation), even if the director or officer is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that the director or officer is not adjudged liable to the corporation. The indemnification described in clauses (2) and (3) above may be made only upon a determination by (a) a majority of a quorum of disinterested directors or a committee of disinterested directors, (b) independent legal counsel or (c) the shareholders that indemnification is proper because the applicable standard of conduct has been met. The Oregon Act authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified. The Oregon Act authorizes a court to award additional indemnification.
The Oregon Act also authorizes a corporation to provide officers' and directors' liability insurance and provides that statutory indemnification rights are not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, board action, vote of shareholders or otherwise.

     (b) The Company's Restated Articles and Bylaws provide that the company shall indemnify to the fullest extent then permitted by law a person who is made a party to an action, suit or proceeding, whether civil, criminal, administrative or otherwise (including a derivative action) because that person
(1) is or was a director or officer of the Company or (2) is or was serving at the request of the Company as a director or officer of another corporation, partnership or enterprise. The indemnity shall extend to all expenses, amounts paid in settlement, judgments and fines incurred by the director or officer.

     (c) The Company has entered into Indemnity Agreements with certain directors and officers, which require the Company to indemnify the officer or director to the fullest extent permitted by law. The Indemnity Agreements also alter or clarify the statutory indemnity in the following respects, subject to specified exceptions: (1) indemnity is explicitly provided for settlements in derivative actions, (2) prompt indemnification is required unless a determination is made that the director or officer has not met the required standard, (3) indemnification is provided with respect to a proceeding involving a claim for breach of fiduciary duty and (4) prompt advancement of expenses is required upon receipt of an undertaking that the director or officer will repay such amounts if it is ultimately determined that he or she is not entitled to indemnification, unless a determination is made that the director or officer has not met the required standard.

          The Company has obtained insurance protecting officers and directors against certain liabilities which they may incur in their capacities as such.

Item 16.  Exhibits.
          --------

          4A. Restated Articles of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit (3) of the Company's Form 10-Q dated
               September 28, 1990, SEC File No. 1-4837.

          4B.  Bylaws, as amended, of the Company.
               Incorporated by reference to Exhibit (3) of Form
               10-Q for the 13 weeks ended February 25, 1995,
               SEC  File No. 1-4837.

           5.  Opinion of Counsel.

          23.  Independent Auditors' Consent.

          24.  Power of Attorney.

Item 17.  Undertakings.
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on April 6, 1995.

                            TEKTRONIX, INC.


                            By  CARL W. NEUN
                              -------------------------------
                              Carl W. Neun
                              Vice President and
                              Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 6th day of April, 1995.

          Signature                               Title
          ---------                               -----

    *    JEROME J. MEYER                Chairman and Chief
      ---------------------------       Executive Officer
        (Jerome J. Meyer)               and Director (Principal
                                        Executive Officer)

         CARL W. NEUN                   Vice President
      ---------------------------       and Chief Financial
        (Carl W. Neun)                  Officer (Principal
                                        Accounting and
                                        Financial Officer)

    *    A. GARY AMES                   Director
     ----------------------------
        (A. Gary Ames)


    *    PAUL E. BRAGDON                Director
     ----------------------------
        (Paul E. Bragdon)


    *    PAUL C. ELY, JR.               Director
     ----------------------------
        (Paul C. Ely, Jr.)


    *    A.M. GLEASON                   Director
     ----------------------------
        (A.M. Gleason)

    *    WAYLAND R. HICKS               Director
     ----------------------------
        (Wayland R. Hicks)


    *    KEITH R. McKENNON              Director
     ----------------------------
        (Keith R. McKennon)


    *    MERRILL A. McPEAK              Director
     ----------------------------
        (Merrill A. McPeak)


    *    JEAN VOLLUM                    Director
     ----------------------------
        (Jean Vollum)


    *    WILLIAM D. WALKER              Director
     ----------------------------
        (William D. Walker)


    *By    CARL W. NEUN
     ----------------------------
          (Carl W. Neun)
           Attorney-in-Fact

                        EXHIBIT INDEX

                                                     Sequential
Exhibit                                                 Page
Number         Document Description                    Number
- -------        --------------------                  --------

 4A            Restated Articles of                      --
               Incorporation, as amended, of the
               Company.  Incorporated by
               reference to Exhibit (3) of the
               Company's Form 10-Q dated
               September 28, 1990, SEC File No.
               1-4837.

 4B            Bylaws, as amended, of the Company.       --
               Incorporated by reference to
               Exhibit (3) of the Company's Form
               10-Q for the 13 weeks ended
               February 25, 1995, SEC File No.
               1-4837.

  5            Opinion of Counsel.

 23            Independent Auditors' Consent.

 24            Power of Attorney.